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                                                                    EXHIBIT 23.1


March 29, 1999


Deloitte & Touche LLP
125 Summer Street
Boston, MA 02110

The following representations, made to the best of our knowledge and belief, are being provided to you in connection with your review of financial and accounting matters of PC Connection, Inc. (the "COMPANY") as to transactions and events after December 31, 1998 and to the date of this letter, your review having been performed in connection with our Annual Report on Form 10-K filed by the Company with the Securities and Exchange Commission on or about March 29, 1999:

1. No events have occurred subsequent to December 31, 1998 that have a material effect on the financial statements that are in the filing or that should be disclosed in order to keep those statements from being misleading.

2. The company has made available to you (a) all financial records and related data that would have a bearing on the purpose of your review and (b) all minutes of the meetings of stockholders, directors, and committees of directors, or summaries of actions of recent meetings for which minutes have not yet been prepared.

3. In connection with your audit of the Company's annual financial statements for the year ended December 31, 1998, we have previously provided representations to you dated February 8, 1999. No matters have since come to our attention that would cause us to believe that any of those representations are no longer true.


/s/ PATRICIA GALLUP
--------------------------------------
Patricia Gallup
Chairman and Chief Executive
Officer

/s/ WAYNE WILSON
--------------------------------------
Wayne Wilson
President and Chief Operating Officer

/s/ MARK GAVIN
--------------------------------------
Mark Gavin
Chief Financial Officer

/s/ JACK FERGUSON
-------------------------------------
Jack Ferguson
Director of Finance and Treasurer